Exhibit 23.1

Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 25, 2005, relating to the consolidated financial statements of U.S.I. Holdings Corporation and management’s report on the effectiveness of internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of internal control over financial reporting because of a material weakness) appearing in the Annual Report on Form 10-K of U.S.I. Holdings Corporation for the year ended December 31, 2004.

/s/ Deloitte & Touche LLP

New York, New York

April 27, 2005